Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS

July 22, 2019

McKINNEY, Texas, July 22, 2019 -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income of $49.7 million, or $1.15 per diluted share, for the quarter ended June 30, 2019 compared to $29.6 million, or $1.02 per diluted share, for the quarter ended June 30, 2018 and $37.1 million, or $0.85 per diluted share, for the quarter ended March 31, 2019.

Highlights

•	Solid earnings with net income of $49.7 million, or $1.15 per diluted share and adjusted (non-GAAP) net income of $52.9 million, or $1.22 per diluted share

•	Strong organic deposit growth of 10.4% (annualized)

•	Organic loan growth of 6.6% for the quarter and 6.9% year to date (annualized)

•	Asset quality credit metrics remain at low levels

•	Repurchased $39 million of Company stock through the Share Repurchase Program

•	Successfully completed the operational conversion of Guaranty Bank and Trust

Independent Bank Group Chairman and CEO David R. Brooks stated, “Our second quarter performance reflects our focus on the execution of the conversion of the Guaranty core systems and the smooth transition of Guaranty customers to our technology platform. The successful completion of this major step in the integration process will enable us to begin to recognize the benefits of the Guaranty acquisition. We believe our second quarter results set us up for a successful second half of 2019.” Brooks continued, “ We were also pleased to announce our new brand, Independent Financial. The new brand represents the next chapter in our 30-plus year story as we grow new markets and deliver a broadened array of products and services.”

Second Quarter 2019 Operating Results

Net Interest Income

•
Net interest income was $129.6 million for second quarter 2019 compared to $78.9 million for second quarter 2018 and $121.7 million for first quarter 2019. The increase in net interest income from the previous year was primarily due to increased average earning assets and purchase accounting accretion resulting primarily from the acquisition of Guaranty Bancorp. The acquisition of Integrity Bancshares in second quarter 2018 also contributed to the increase in net interest income from the prior year period.

•
The average balance of total interest-earning assets grew by $4.7 billion and totaled $12.6 billion for the quarter ended June 30, 2019 compared to $8.0 billion for the quarter ended June 30, 2018 and increased $448 million from $12.2 billion for the quarter ended March 31, 2019. The increase from the prior year was primarily due to $3.4 billion in earning assets acquired in the Guaranty transaction as well as organic growth. The increase from the linked quarter is primarily related to an increase in average loan balances including mortgage warehouse purchase loans.

•
The yield on interest-earning assets was 5.32% for second quarter 2019 compared to 4.89% for second quarter 2018 and 5.17% for first quarter 2019. The increase from the prior year was due primarily to higher rates on interest-earning assets due to continued increases in the Fed Funds rate during these periods as well as increased acquired loan accretion due to the Guaranty acquisition. The increase from the linked quarter is primarily due to increased acquired loan accretion resulting from early loan payoffs, somewhat offset by a decrease in security yields.

•
The cost of interest-bearing liabilities, including borrowings, was 1.70% for second quarter 2019 compared to 1.27% for second quarter 2018 and 1.59% for first quarter 2019. The increase from the prior year and linked quarter is primarily due to higher rates offered on our deposits, primarily commercial money market accounts and promotional certificates of deposit, resulting both from market competition and general increases in interest rates on deposit products tied to Fed Funds rates, as well as rate increases on short-term FHLB advances and junior subordinated debt.

•
The net interest margin was 4.11% for second quarter 2019 compared to 3.97% for second quarter 2018 and 4.05% for first quarter 2019. The adjusted (non-GAAP) net interest margin, which excludes unexpected accretion on loans acquired with deteriorated credit quality was 4.03% for second quarter 2019 compared to 3.93% for second quarter 2018 and 4.01% for first quarter 2019. The quarter ended June 30, 2019 includes $12.3 million of loan accretion related to the Guaranty acquisition versus $6.9 million in first quarter 2019. Excluding this accretion related to the Guaranty acquisition interest rate mark, the net interest margin would have been 3.72% as compared to 3.82% in first quarter 2019. The core net interest margin was impacted by mortgage warehouse purchase loan growth, lower security yields and liquidity.

Noninterest Income

•	Total noninterest income increased $6.1 million compared to second quarter 2018 and decreased $225 thousand compared to first quarter 2019.

•
The increase from the prior year primarily reflects increases of $2.6 million in service charges, $2.5 million in investment advisory and trust services and $616 thousand in earnings on bank owned life insurance all resulting primarily from the additional accounts acquired in the Guaranty transaction. The wealth management subsidiary and trust division were acquired with Guaranty.

•
The decrease from the linked quarter primarily reflects increases of $303 thousand in investment advisory and trust services and $609 thousand in mortgage banking revenue offset by a decrease of $1.2 million in other noninterest income. The increase in mortgage revenue is primarily a result of increased sales volume reflective of the market demand and reduced interest rates . The decrease in other noninterest income is primarily due to a decrease in acquired loan recoveries from $1.3 million in first quarter 2019 to $258 thousand in second quarter 2019.

Noninterest Expense

•	Total noninterest expense increased $28.8 million compared to second quarter 2018 and decreased $8.6 million compared to first quarter 2019.

•
The increase in noninterest expense compared to second quarter 2018 is due primarily to increases of $13.7 million in salaries and benefits, $3.6 million in occupancy expenses, $2.0 million in data processing, $988 thousand in impairment of other real estate, $1.8 million in amortization of other intangibles, and $4.8 million in other noninterest expense. The overall increase in salaries and benefits, occupancy, data processing, amortization of other intangibles and noninterest expense from the prior year is reflective of additional headcount, branch locations and accounts acquired in the January 2019 Guaranty transaction and the June 2018 Integrity transaction as well as organic growth during the year. The increase in impairment of other real estate is primarily a result of impairments taken on the branches closed in our branch restructure during second quarter 2019. During the quarter, we recorded a $1.4 million loss contingency reserve related to chargebacks on a merchant card deposit account acquired with Guaranty. As of June 30, 2019, we have estimated total losses of $5.2 million, of which, we believe $3.8 million existed at close and has been recorded as an adjustment to goodwill. Salaries and benefits expense is also elevated due to severance and retention payments made or accrued totaling $1.8 million related primarily to the Guaranty transaction and our branch restructuring which occurred during May 2019, as well as the Company's increase in the 401(k) contribution match which began third quarter 2018.

•
The decrease from the linked quarter is primarily related to decreases of $1.8 million in salaries and benefits and $11.3 million in acquisition expenses offset by increases of $594 thousand in occupancy, $680 thousand in data processing and $2.4 million in other noninterest expense. The decrease in salaries and benefits expense is primarily a result of a decrease in severance expense related to the Guaranty transaction and our branch restructuring noted above. Acquisition expenses were elevated in the first quarter 2019 primarily due to $8.7 million in change in control payments as well as an increase in professional fees, contract termination fees, and conversion-related expenses related to Guaranty. The increase in occupancy expense is primarily due to the opening of our new corporate office during second quarter of 2019. The increase in data processing expense is primarily related to the acquisition of Guaranty and fully integrating their various systems and related software. The increase in other noninterest expense is primarily related to the operational loss discussed above in addition to increased charitable contributions.

Provision for Loan Losses

•
Provision for loan loss was $4.7 million for second quarter 2019, an increase of $2.0 million compared to $2.7 million for second quarter 2018 and an increase of $1.5 million compared to $3.2 million for first quarter 2019. Provision expense is primarily reflective of organic loan growth as well as charge-offs or specific reserves taken during the respective period. In addition, the increase from the linked quarter is primarily a result of a specific reserve related to a commercial loan.

•
The allowance for loan losses was $51.1 million, or 0.47% of total loans at June 30, 2019, compared to $43.3 million, or 0.58% of total loans at June 30, 2018, and compared to $46.5 million, or 0.43% of total loans, at March 31, 2019. The dollar increases from prior periods are primarily due to additional general reserves for organic loan growth as well as the specific reserve increase noted above. In addition, the decrease in the allowance for loan losses as a percentage of loans from prior year reflects that loans acquired in the Guaranty and Integrity transactions were recorded at fair value without an allowance at the respective acquisition date.

Income Taxes

•
Federal income tax expense of $13.4 million was recorded for the quarter ended June 30, 2019, an effective rate of 21.2% compared to tax expense of $7.5 million and an effective rate of 20.2% for the quarter ended June 30, 2018 and tax expense of $11.1 million and an effective rate of 23.1% for the quarter ended March 31, 2019. The higher effective tax rate in first quarter 2019 was due to $1.4 million in deductibility limitations related to the change in control payments made as part of the Guaranty transaction and $203 thousand in nondeductible acquisition expenses. The increase in the effective tax rate compared to second quarter 2018 is a result of increased state income tax expense.

Second Quarter 2019 Balance Sheet Highlights

Loans

•
Total loans held for investment, net of mortgage warehouse purchase loans, were $10.8 billion at June 30, 2019 compared to $10.7 billion at March 31, 2019 and $7.5 billion at June 30, 2018. The $91.9 million change for the quarter represents organic growth of total loans held for investment of $175.4 million for the quarter, or 6.6% on an annualized basis, and the transfer of two acquired loan pools totaling $83.5 million to held for sale at quarter end June 30, 2019. Loans held for investment increased $3.4 billion from June 30, 2018, or 45.3%, $2.8 billion of which was acquired in the Guaranty acquisition and $517.6 million of which was organic growth, or 6.9% for the year over year period.

•
Average mortgage warehouse purchase loans were $295.9 million for the quarter ended June 30, 2019 compared to $128.0 million for the quarter ended March 31, 2019, representing an increase of $167.9 million, or 131.3% for the quarter, and compared to $124.0 million for the quarter ended June 30, 2018, an increase of $171.9 million, or 138.7% year over year. The change from the linked quarter and prior year quarter is reflective of the Company's focused attention to grow the warehouse line of business in addition to increased mortgage loan market activity related to seasonality and fluctuating interest rates during the respective periods.

•	Commercial real estate (CRE) loans were $5.8 billion at both June 30, 2019 and March 31, 2019 and $3.9 billion at June 30, 2018, or 51.4%, 53.3% and 51.4% of total loans, respectively.

Asset Quality

•
Total nonperforming assets increased to $28.0 million, or 0.19% of total assets at June 30, 2019, compared to $16.9 million or 0.12% of total assets at March 31, 2019, and $16.9 million, or 0.17% of total assets at June 30, 2018.

•
Total nonperforming loans increased to $16.9 million, or 0.16% of total loans at June 30, 2019, from $10.7 million, or 0.10% of total loans at March 31, 2019, and from $12.6 million, or 0.17% of total loans at June 30, 2018.

•
The increase in the dollar amount of nonperforming loans from the linked quarter and prior year is primarily due to the addition of two commercial real estate credits totaling $3.4 million and one commercial credit totaling $1.9 million placed on nonaccrual status. The increase in the dollar amount of nonperforming assets is primarily due to loan activity noted above, as well as the transfer of six former branch properties to other real estate owned. These former branch locations were recorded at $6.8 million at date of transfer.

•	Charge-offs were 0.01% annualized in the second quarter 2019 compared to 0.06% annualized in the linked quarter and 0.08% annualized in the prior year quarter.

Deposits and Borrowings

•
Total deposits were $11.5 billion at June 30, 2019 compared to $11.2 billion at March 31, 2019 and compared to $7.5 billion at June 30, 2018. The increase in deposits from the linked quarter is primarily due to $291.2 million of organic growth, or 10.4% for the quarter, annualized. The increase in deposits from the prior year is due to $3.1 billion of deposits acquired in the Guaranty acquisition as well as organic growth of $888.4 million, or 11.8%, for the year over year period.

•
Total borrowings (other than junior subordinated debentures) were $792.5 million at June 30, 2019, an increase of $254.1 million from March 31, 2019 and a decrease of $95.2 million from June 30, 2018. The change in the linked quarter and prior year reflects the use of short-term FHLB advances as needed for liquidity and to fund the mortgage warehouse loans. The change from the prior year also reflects the addition of $40 million in subordinated debt assumed in the Guaranty acquisition as well as $35 million in borrowings against the Company's unsecured revolving line of credit with an unrelated commercial bank.

Capital

•
Independent Bank Group is well capitalized under regulatory guidelines. At June 30, 2019, our estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 9.24%, 9.06%, 9.69% and 11.54%, respectively, compared to 9.60%, 9.33%, 10.07%, and 11.96%, respectively, at March 31, 2019.

•	A total of 725 thousand shares were repurchased during second quarter 2019 in the amount of $39 million.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended June 30, 2019 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2019 and will adjust amounts preliminarily reported, if necessary.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Fort Worth, Austin, and, Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.

Conference Call

A conference call covering Independent Bank Group’s second quarter earnings announcement will be held on Tuesday, July 23, 2019 at 8:30 a.m. (EDT) and can be accessed by the webcast link, https://edge.media-server.com/mmc/p/7s44n5x4, or by calling 1-877-303-7611 and by identifying the conference ID/booking number 7893913 or by identifying "Independent Bank Group Second Quarter 2019 Earnings Conference Call". The conference materials will also be available by accessing the Investor Relations page of our website, www.ibtx.com. A recording of the conference call and the conference materials will be available from July 23, 2019 through August 1, 2019 on our website.

Forward-Looking Statements

The numbers as of and for the quarter ended June 30, 2019 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of the Company or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on the Company's current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company's future financial results and performance and could cause such results or performance to differ materially from those expressed in forward looking statements. These factors include, but are not limited to, the following: (1) the Company’s ability to sustain its current internal growth rate and total growth rate; (2) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; (3) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; (4) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; (5) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; (6) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs; (7) concentration of the loan portfolio of Independent Bank, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; (8) the ability of Independent Bank to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and presenting acceptable investment risks; (9) inaccuracy of the assumptions and estimates that the managements of Independent Bank and the financial institutions that it acquires make in establishing reserves for probable loan losses and other estimates; (10) lack of liquidity, including as a result of a reduction in the amount and sources of liquidity that the Company currently has; (11) material increases or decreases in the amount of deposits held by Independent Bank or other financial institutions that the Company acquires and the cost of those deposits; (12) the Company’s access to the debt and equity markets and the overall cost of funding its operations; (13) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; (14) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Bank and the financial institutions that the Company acquires and the net interest income of each of Independent Bank and the financial institutions that the Company acquires; (15) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; (16) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; (17) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one of more of the Company, Independent Bank and financial institutions that the Company acquires or to which any of such entities is subject; (18) the occurrence of market conditions adversely affecting the financial industry generally; (19) the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as changes in regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Bank as a financial institution with total assets greater than $10 billion; (20) changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, or PCAOB, as the case may be; (21) governmental monetary and fiscal policies; (22) changes in the scope and cost of FDIC insurance and other coverage; (23) the effects of war or other conflicts, acts of terrorism (including cyber attacks) or other catastrophic events, including storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; (24) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, it is unable to realize those cost savings as soon as expected, or it incurs additional or unexpected costs; (25) the Company’s revenues after previous or future acquisitions are less than expected; (26) the liquidity of, and changes in the amounts and sources of liquidity available to, the Company, before and after the acquisition of any financial institutions that the Company acquires; (27) deposit attrition, operating costs, customer loss and business disruption before and after the Company’s completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; (28) the effects of the combination of the operations of financial institutions that the Company acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Bank, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time-consuming or costly than expected or not yielding the cost savings that the Company expects; (29) the impact of investments that the Company or Independent Bank may have made or may make and the changes in the value of those investments; (30) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than the Company determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of loan loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; (31) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in its markets and to enter new markets; (32) technology-related changes are harder to make or are more expensive than expected; (33) attacks on the security of, and breaches of, the Company or Independent Bank’s digital information systems, the costs the Company or Independent Bank incur to provide security against such attacks and any costs and liability the Company or Independent Bank incurs in connection with any breach of those systems; (34) the potential impact of technology and “FinTech” entities on the banking industry generally; (35) our success at managing the risks involved in the foregoing items; and (36) the other factors that are described in the Company’s Annual Report on Form 10-K filed on February 28, 2019, under the heading “Risk Factors”, and other reports and statements filed by the Company with the SEC as well as those described in Guaranty Bancorp's Annual Report on Form 10-K filed on February 28, 2018, and other reports and statements filed by Guaranty Bancorp with the SEC. Any forward-looking statement made by the Company in this document speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income”, “adjusted earnings”, “tangible book value”, “tangible book value per common share”, “adjusted efficiency ratio”, “tangible common equity to tangible assets”, “adjusted net interest margin”, "return on tangible equity", “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non- GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Paul Langdale Investor Relations Officer (972) 562-9004 plangdale@ibtx.com	Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

Peggy Smolen Senior Vice President, Marketing & Communications Director (972) 562-9004 psmolen@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018 and June 30, 2018
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Selected Income Statement Data
Interest income	$167,663	$155,576	$112,805	$109,289	$97,082
Interest expense	38,020	33,924	25,697	23,021	18,173
Net interest income	129,643	121,652	87,108	86,268	78,909
Provision for loan losses	4,739	3,224	2,910	1,525	2,730
Net interest income after provision for loan losses	124,904	118,428	84,198	84,743	76,179
Noninterest income	16,199	16,424	9,887	12,749	10,133
Noninterest expense	77,978	86,595	51,848	52,655	49,158
Income tax expense	13,389	11,126	8,273	9,141	7,519
Net income	49,736	37,131	33,964	35,696	29,635
Adjusted net income (1)	52,928	52,028	34,120	36,593	32,239

Per Share Data (Common Stock)
Earnings:
Basic	$1.15	$0.85	$1.11	$1.17	$1.02
Diluted	1.15	0.85	1.11	1.17	1.02
Adjusted earnings:
Basic (1)	1.22	1.19	1.12	1.20	1.11
Diluted (1)	1.22	1.19	1.12	1.20	1.11
Dividends	0.25	0.25	0.14	0.14	0.14
Book value	52.37	51.17	52.50	51.42	50.49
Tangible book value (1)	26.66	25.84	27.44	26.21	25.23
Common shares outstanding	42,953,818	43,665,793	30,600,582	30,477,648	30,468,413
Weighted average basic shares outstanding (3)	43,331,988	43,759,348	30,503,062	30,473,603	29,065,426
Weighted average diluted shares outstanding (3)	43,331,988	43,759,348	30,503,062	30,563,717	29,157,817

Selected Period End Balance Sheet Data
Total assets	$14,708,922	$14,145,383	$9,849,965	$9,891,464	$10,017,037
Cash and cash equivalents	579,447	431,799	130,779	290,170	447,049
Securities available for sale	1,104,520	1,074,310	685,350	760,995	791,065
Loans held for sale	106,489	22,598	32,727	27,730	30,056
Loans held for investment, excluding mortgage warehouse purchase loans	10,784,041	10,692,183	7,717,510	7,554,124	7,479,977
Mortgage warehouse purchase loans	453,492	251,258	170,290	150,267	164,790
Allowance for loan losses	51,075	46,505	44,802	42,166	43,308
Goodwill and other intangible assets	1,104,187	1,105,705	766,839	768,317	769,630
Other real estate owned	10,972	6,018	4,200	4,610	4,200
Noninterest-bearing deposits	3,153,001	3,089,794	2,145,930	2,235,377	2,170,639
Interest-bearing deposits	8,377,586	8,149,632	5,591,864	5,547,475	5,362,766
Borrowings (other than junior subordinated debentures)	792,534	538,425	427,316	482,207	887,724
Junior subordinated debentures	53,725	53,676	27,852	27,803	27,753
Total stockholders' equity	2,249,342	2,234,202	1,606,433	1,567,184	1,538,269

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018 and June 30, 2018
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Selected Performance Metrics
Return on average assets	1.39%	1.08%	1.34%	1.41%	1.30%
Return on average equity	8.90	6.78	8.51	9.11	8.38
Return on tangible equity (4)	17.52	13.55	16.52	18.01	16.49
Adjusted return on average assets (1)	1.47	1.51	1.35	1.45	1.41
Adjusted return on average equity (1)	9.47	9.51	8.55	9.34	9.12
Adjusted return on tangible equity (1) (4)	18.65	18.98	16.60	18.47	17.94
Net interest margin	4.11	4.05	3.98	3.94	3.97
Adjusted net interest margin (2)	4.03	4.01	3.93	3.89	3.93
Efficiency ratio	51.25	60.37	51.91	51.64	53.64
Adjusted efficiency ratio (1)	47.39	47.05	51.26	49.77	49.50

Credit Quality Ratios (5)
Nonperforming assets to total assets	0.19%	0.12%	0.17%	0.16%	0.17%
Nonperforming loans to total loans held for investment (6)	0.16	0.10	0.16	0.14	0.17
Nonperforming assets to total loans held for investment and other real estate (6)	0.26	0.16	0.22	0.20	0.23
Allowance for loan losses to non-performing loans	302.15	433.82	354.73	395.37	344.70
Allowance for loan losses to total loans held for investment (6)	0.47	0.43	0.58	0.56	0.58
Net charge-offs to average loans outstanding (annualized)	0.01	0.06	0.01	0.14	0.08

Capital Ratios
Estimated common equity tier 1 capital to risk-weighted assets	9.24%	9.60%	10.05%	9.83%	9.31%
Estimated tier 1 capital to average assets	9.06	9.33	9.57	9.20	9.71
Estimated tier 1 capital to risk-weighted assets	9.69	10.07	10.41	10.20	9.67
Estimated total capital to risk-weighted assets	11.54	11.96	12.58	12.38	11.85
Total stockholders' equity to total assets	15.29	15.79	16.31	15.84	15.36
Tangible common equity to tangible assets (1)	8.42	8.65	9.24	8.76	8.31
(1) Non-GAAP financial measure. See reconciliation.
(2) Non-GAAP financial measure. Excludes unexpected income recognized on credit impaired acquired loans of $2,695, $1,016, $967, $1,051 and $954, respectively.
(3) Total number of shares includes participating shares (those with dividend rights).
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(5) Nonperforming loans and assets excludes loans acquired with deteriorated credit quality
(6) Excludes mortgage warehouse purchase loans.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three and Six Months Ended June 30, 2019 and 2018
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Interest income:
Interest and fees on loans	$157,431	$91,614	$302,962	$174,889
Interest on taxable securities	5,277	3,501	10,727	6,404
Interest on nontaxable securities	2,127	1,179	4,352	2,372
Interest on interest-bearing deposits and other	2,828	788	5,198	1,531
Total interest income	167,663	97,082	323,239	185,196
Interest expense:
Interest on deposits	31,322	12,827	59,164	22,626
Interest on FHLB advances	2,984	2,847	5,594	4,733
Interest on other borrowings and repurchase agreements	2,923	2,097	5,638	4,199
Interest on junior subordinated debentures	791	402	1,548	762
Total interest expense	38,020	18,173	71,944	32,320
Net interest income	129,643	78,909	251,295	152,876
Provision for loan losses	4,739	2,730	7,963	5,425
Net interest income after provision for loan losses	124,904	76,179	243,332	147,451
Noninterest income:
Service charges on deposit accounts	6,164	3,533	12,074	7,018
Investment management and trust	2,522	—	4,741	—
Mortgage banking revenue	3,702	3,609	6,795	7,023
Gain on sale of other real estate	312	58	312	118
Gain (loss) on sale of securities available for sale	20	(10)	265	(234)
Loss on sale of premises and equipment	(279)	(89)	(270)	(97)
Increase in cash surrender value of BOLI	1,374	758	2,733	1,497
Other	2,384	2,274	5,973	4,263
Total noninterest income	16,199	10,133	32,623	19,588
Noninterest expense:
Salaries and employee benefits	40,532	26,790	82,912	51,958
Occupancy	9,585	6,018	18,576	11,682
Data processing	4,449	2,467	8,218	4,872
FDIC assessment	962	712	2,210	1,453
Advertising and public relations	812	332	1,475	717
Communications	1,327	793	2,622	1,734
Other real estate owned expenses, net	79	119	150	209
Impairment of other real estate	988	—	1,424	85
Amortization of other intangible assets	3,235	1,393	6,470	2,724
Professional fees	1,544	1,133	2,714	2,252
Acquisition expense, including legal	3,723	3,444	18,710	3,989
Other	10,742	5,957	19,092	12,441
Total noninterest expense	77,978	49,158	164,573	94,116
Income before taxes	63,125	37,154	111,382	72,923
Income tax expense	13,389	7,519	24,515	14,324
Net income	$49,736	$29,635	$86,867	$58,599

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2019 and December 31, 2018
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
Assets	2019	2018
Cash and due from banks	$141,310	$102,024
Interest-bearing deposits in other banks	438,137	28,755
Cash and cash equivalents	579,447	130,779
Certificates of deposit held in other banks	5,216	1,225
Securities available for sale, at fair value	1,104,520	685,350
Loans held for sale	106,489	32,727
Loans, net	11,183,877	7,839,695
Premises and equipment, net	244,523	167,866
Other real estate owned	10,972	4,200
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	33,346	26,870
Bank-owned life insurance (BOLI)	212,704	129,521
Deferred tax asset	13,189	13,180
Goodwill	994,097	721,797
Other intangible assets, net	110,090	45,042
Other assets	110,452	51,713
Total assets	$14,708,922	$9,849,965

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$3,153,001	$2,145,930
Interest-bearing	8,377,586	5,591,864
Total deposits	11,530,587	7,737,794
FHLB advances	580,000	290,000
Other borrowings	212,534	137,316
Junior subordinated debentures	53,725	27,852
Other liabilities	82,734	50,570
Total liabilities	12,459,580	8,243,532
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	430	306
Additional paid-in capital	1,922,475	1,317,616
Retained earnings	309,314	296,816
Accumulated other comprehensive income (loss)	17,123	(8,305)
Total stockholders’ equity	2,249,342	1,606,433
Total liabilities and stockholders’ equity	$14,708,922	$9,849,965

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended June 30, 2019 and 2018
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	Three Months Ended June 30,
	2019			2018
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$11,088,633	$157,431	5.69%	$7,021,447	$91,614	5.23%
Taxable securities	776,869	5,277	2.72	605,009	3,501	2.32
Nontaxable securities	332,552	2,127	2.57	183,043	1,179	2.58
Interest-bearing deposits and other	446,075	2,828	2.54	154,986	788	2.04
Total interest-earning assets	12,644,129	167,663	5.32	7,964,485	97,082	4.89
Noninterest-earning assets	1,753,723			1,200,430
Total assets	$14,397,852			$9,164,915
Interest-bearing liabilities:
Checking accounts	$3,846,970	$10,653	1.11%	$2,959,101	$6,217	0.84%
Savings accounts	524,642	332	0.25	284,103	136	0.19
Money market accounts	2,074,568	11,041	2.13	884,630	3,889	1.76
Certificates of deposit	1,782,799	9,296	2.09	893,931	2,585	1.16
Total deposits	8,228,979	31,322	1.53	5,021,765	12,827	1.02
FHLB advances	500,330	2,984	2.39	563,875	2,847	2.03
Other borrowings and repurchase agreements	201,540	2,923	5.82	137,843	2,097	6.10
Junior subordinated debentures	53,708	791	5.91	27,736	402	5.81
Total interest-bearing liabilities	8,984,557	38,020	1.70	5,751,219	18,173	1.27
Noninterest-bearing checking accounts	3,093,478			1,973,582
Noninterest-bearing liabilities	78,305			21,578
Stockholders’ equity	2,241,512			1,418,536
Total liabilities and equity	$14,397,852			$9,164,915
Net interest income		$129,643			$78,909
Interest rate spread			3.62%			3.62%
Net interest margin (2)			4.11			3.97
Net interest income and margin (tax equivalent basis) (3)		$130,568	4.14		$79,324	3.99
Average interest earning assets to interest bearing liabilities			140.73			138.48
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21% for the three months ended June 30, 2019 and 2018, respectively.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Six Months Ended June 30, 2019 and 2018
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	Six Months Ended June 30,
	2019			2018
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$10,899,746	$302,962	5.61%	$6,730,278	$174,889	5.24%
Taxable securities	774,837	10,727	2.79	596,779	6,404	2.16
Nontaxable securities	333,757	4,352	2.63	186,219	2,372	2.57
Interest-bearing deposits and other	413,248	5,198	2.54	161,808	1,531	1.91
Total interest-earning assets	12,421,588	323,239	5.25	7,675,084	185,196	4.87
Noninterest-earning assets	1,766,074			1,187,653
Total assets	$14,187,662			$8,862,737
Interest-bearing liabilities:
Checking accounts	$3,877,885	$20,751	1.08%	$2,938,343	$11,175	0.77%
Savings accounts	514,816	656	0.26	281,849	250	0.18
Money market accounts	1,987,400	20,652	2.10	802,540	6,511	1.64
Certificates of deposit	1,720,679	17,105	2.00	878,263	4,690	1.08
Total deposits	8,100,780	59,164	1.47	4,900,995	22,626	0.93
FHLB advances	473,329	5,594	2.38	523,345	4,733	1.82
Other borrowings and repurchase agreements	193,656	5,638	5.87	137,821	4,199	6.14
Junior subordinated debentures	53,683	1,548	5.81	27,711	762	5.55
Total interest-bearing liabilities	8,821,448	71,944	1.64	5,589,872	32,320	1.17
Noninterest-bearing checking accounts	3,059,110			1,871,129
Noninterest-bearing liabilities	76,521			18,699
Stockholders’ equity	2,230,583			1,383,037
Total liabilities and equity	$14,187,662			$8,862,737
Net interest income		$251,295			$152,876
Interest rate spread			3.61%			3.70%
Net interest margin (2)			4.08			4.02
Net interest income and margin (tax equivalent basis) (3)		$253,133	4.11		$153,746	4.04
Average interest earning assets to interest bearing liabilities			140.81			137.30
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21% for the six months ended June 30, 2019 and 2018, respectively.
(4) Yield and rates for the six month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of June 30, 2019 and December 31, 2018
(Dollars in thousands)
(Unaudited)

Totals loans by category
	June 30, 2019		December 31, 2018
	Amount	% of Total	Amount	% of Total
Commercial (1)	$2,220,172	19.6%	$1,361,104	17.2%
Real estate:
Commercial real estate	5,831,466	51.4	4,141,356	52.3
Commercial construction, land and land development	1,164,789	10.3	905,421	11.4
Residential real estate (2)	1,573,467	13.9	1,082,248	13.7
Single-family interim construction	379,422	3.3	331,748	4.2
Agricultural	107,685	0.9	66,638	0.8
Consumer (2)	66,432	0.6	31,759	0.4
Other	589	—	253	—
Total loans	11,344,022	100.0%	7,920,527	100.0%
Deferred loan fees	(2,581)		(3,303)
Allowance for loan losses	(51,075)		(44,802)
Total loans, net	$11,290,366		$7,872,422
(1) Includes mortgage warehouse purchase loans of $453,492 and $170,290 at June 30, 2019 and December 31, 2018, respectively.
(2) Includes residential real estate loans held for sale at June 30, 2019 and December 31, 2018 of $74,064 and $32,727, respectively, and consumer loans held for sale at June 30, 2019 of $32,425.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018 and June 30, 2018
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$129,643	$121,652	$87,108	$86,268	$78,909
Unexpected income recognized on credit impaired acquired loans		(2,695)	(1,016)	(967)	(1,051)	(954)
Adjusted Net Interest Income	(b)	126,948	120,636	86,141	85,217	77,955
Provision Expense - Reported	(c)	4,739	3,224	2,910	1,525	2,730
Noninterest Income - Reported	(d)	16,199	16,424	9,887	12,749	10,133
Gain on sale of OREO and repossessed assets		(312)	—	(56)	(95)	(58)
(Gain) loss on sale of securities		(20)	(245)	232	115	10
Loss (gain) on sale of premises and equipment		279	(9)	—	(220)	89
Recoveries on loans charged off prior to acquisition		(258)	(1,311)	(109)	(230)	(336)
Adjusted Noninterest Income	(e)	15,888	14,859	9,954	12,319	9,838
Noninterest Expense - Reported	(f)	77,978	86,595	51,848	52,655	49,158
OREO impairment		(988)	(436)	—	—	—
IPO related stock grants		—	—	—	—	(11)
Acquisition expense (4)		(6,069)	(19,171)	(1,094)	(2,594)	(4,296)
Adjusted Noninterest Expense	(g)	70,921	66,988	50,754	50,061	44,851
Adjusted Net Income (1)	(b) - (c) + (e) - (g)	$52,928	$52,028	$34,120	$36,593	$32,239

ADJUSTED PROFITABILITY
Adjusted Return on Average Assets (2)		1.47%	1.51%	1.35%	1.45%	1.41%
Adjusted Return on Average Equity (2)		9.47%	9.51%	8.55%	9.34%	9.12%
Adjusted Return on Tangible Equity (2)		18.65%	18.98%	16.60%	18.47%	17.94%
Total Average Assets		$14,397,852	$13,975,192	$10,026,151	$10,028,224	$9,164,915
Total Average Stockholders' Equity		$2,241,512	$2,219,533	$1,582,860	$1,554,502	$1,418,536
Total Average Tangible Stockholders' Equity (3)		$1,138,340	$1,111,668	$815,533	$786,126	$720,653

EFFICIENCY RATIO
Amortization of other intangible assets	(h)	$3,235	$3,235	$1,496	$1,519	$1,393
Reported Efficiency Ratio	(f - h) / (a + d)	51.25%	60.37%	51.91%	51.64%	53.64%
Adjusted Efficiency Ratio	(g - h) / (b + e)	47.39%	47.05%	51.26%	49.77%	49.50%
(1) Assumes an adjusted effective tax rate of 21.2%, 20.3%, 19.6%, 20.4%, and 19.8% for the quarters ended June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018 and June 30, 2018, respectively.
(2) Calculated using adjusted net income.
(3) Excludes average balance of goodwill and net other intangible assets.
(4) Acquisition expenses include $2,346, $4,184, $608, $912 and $852, of compensation related expenses in addition to $3,723, $14,987, $486, $1,682 and $3,444 of merger-related expenses for the quarters ended June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018 and June 30, 2018, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of June 30, 2019 and December 31, 2018
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Asset Ratio
	June 30,	December 31,
	2019	2018
Tangible Common Equity
Total common stockholders' equity	$2,249,342	$1,606,433
Adjustments:
Goodwill	(994,097)	(721,797)
Other intangible assets, net	(110,090)	(45,042)
Tangible common equity	$1,145,155	$839,594

Tangible Assets
Total assets	$14,708,922	$9,849,965
Adjustments:
Goodwill	(994,097)	(721,797)
Other intangible assets, net	(110,090)	(45,042)
Tangible assets	$13,604,735	$9,083,126
Common shares outstanding	42,953,818	30,600,582
Tangible common equity to tangible assets	8.42%	9.24%
Book value per common share	$52.37	$52.50
Tangible book value per common share	26.66	27.44